May 2016 Pricing Sheet dated May 13, 2016 relating to Preliminary Terms No. 907 dated April 29, 2016 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

PLUS Based on the Value of the EURO STOXX 50® Index due September 6, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – May 13, 2016
Issuer:	Morgan Stanley
Maturity date:	September 6, 2017
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$2,141,460
Payment at maturity:

If the final index value is greater than the initial index value:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final index value is less than or equal to the initial index value,

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	Final index value divided by the initial index value
Initial index value:	2,956.63, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	August 31, 2017, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity	$12.415 per PLUS (124.15% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	May 13, 2016
Original issue date:	May 18, 2016 (3 business days after the pricing date)
CUSIP / ISIN:	61766A335 / US61766A3352
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.704 per PLUS. See “Investment Summary” in the accompanying preliminary terms
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$10	$0.175(1)
		$0.05(2)	$9.775
Total	$2,141,460	$48,182.85	$2,093,277.15
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

License Agreement between STOXX Limited and Morgan Stanley

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 907 dated April 29, 2016

Product Supplement for PLUS dated February 29, 2016                    Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuerand this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.